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                                                                   Exhibit 8.1



                  [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS, LLP]


October 13, 2003

First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814

Ladies and Gentlemen:

We have acted as tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-11 (File No. 333-107172) filed by the Company with the Securities and Exchange Commission on July 18, 2003 (the "Registration Statement").*/ We have been asked to provide our opinion as to certain federal income matters arising under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the Company's qualification for taxation as a real estate investment trust (a "REIT") for federal income tax purposes.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder (the "Regulations") and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof (or, where applicable, as in effect during earlier periods in question). These provisions and interpretations are subject to changes that might result in modifications of our opinions.

For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

In connection with the opinions rendered below, we have assumed, with your consent:

1. the accuracy of the factual representations contained in a certificate dated the date hereof and executed by an officer of the Company (the "Officer's Certificate");

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*     Capitalized terms used in this letter that are not otherwise defined herein have the meanings ascribed to them in the Registration
      Statement.

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2. that the Company will not make any amendments to its organizational documents or the operating partnership agreement of First Potomac Realty Investment, L.P. (the "Operating Partnership Agreement") after the date of this opinion that would affect its qualification as a REIT for any taxable year;

3. that each partner of First Potomac Realty Investment, L.P. (a "Partner") that is a corporation or other entity has a valid legal existence;

4. that each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

5. that no action will be taken by the Company, First Potomac Realty Investment, L.P., or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we have relied on the representation in the Officer's Certificate that the information contained in the Officer's Certificate and the Registration Statement, or otherwise furnished to us, accurately describes all material facts relevant to our opinions. Where the factual representations contained in the Officer's Certificate involve matters of law, we have provided the Company's representatives with such guidance as we have reasonably determined appropriate, as well as such guidance as they have requested in connection with such representations, and we believe the Company's representatives are capable of making the representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate.

Based upon and subject to the foregoing, we are of the opinion that (i) for federal income tax purposes, commencing with its short taxable year that includes the date of the closing of the offering of the Company's common shares to which the Registration Statement relates, (a) the Company will be organized in conformity with the requirements for qualification as a REIT and (b) its proposed method of operations will enable it to qualify as a REIT for such taxable year and subsequent taxable years and (ii) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Considerations" (the "Tax Section") are correct in all material respects, and the discussion thereunder summarizes the federal income tax considerations that are material to a holder of the common shares.

We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with our opinions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. Our opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the

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matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section. In addition, any variation in the facts from those set forth in the Registration Statement, the representations contained in the Officer's Certificate or otherwise provided to us may affect the conclusions stated in our opinions. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, for each taxable year, various tests imposed under the Code. These include, among others, tests relating to asset composition, operating results, distribution levels and diversity of stock ownership. We will not review the Company's compliance with these tests for the Company's current or future taxable years. Accordingly, no assurance can be given that the actual results of the Company's operations for any such taxable year will satisfy the requirements for the Company to qualify as a REIT.

This opinion letter is solely for the information and use of the addressee and the purchasers of the common shares pursuant to the Registration Statement, and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Tax Section of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,


/s/ Morgan, Lewis & Bockius, LLP